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                                                                  EXHIBIT (I)(4)


                          DRINKER BIDDLE & REATH LLP
                      Philadelphia National Bank Building
                              1345 Chestnut Street
                          Philadelphia, PA  19107-3496
                            Telephone (215) 988-2700
                                  Telex 834684
                              Fax  (215) 988-2757


                                  May 1, 1998


Goldman Sachs Trust
4900 Sears Tower
Chicago, IL  60606

Re: Institutional Liquid Assets Prime Obligations Portfolio, Money Market Portfolio, Government Portfolio, Tax-Exempt Diversified Portfolio, Tax-Exempt California Portfolio and Tax-Exempt New York Portfolio of Goldman Sachs Trust
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Ladies and Gentlemen:

        We have acted as counsel for Goldman Sachs Trust, a Delaware business trust (the "Trust"), in connection with the registration under the Securities Act of 1933 of a new class of shares representing interests in six series, or funds, of the Trust. The six series are the Institutional Liquid Assets Prime Obligations Portfolio, Money Market Portfolio, Government Portfolio, Tax-Exempt Diversified Portfolio, Tax-Exempt California Portfolio and Tax-Exempt New York Portfolio. The new class of shares is Cash Management Shares. The Trust is authorized to issue an unlimited number of Cash Management Shares of each series (hereinafter referred to as the "Shares").

        We have reviewed the Trust's Declaration of Trust, its by-laws, resolutions adopted by its Board of Trustees and holders of its shares, and such other legal and factual matters as we have deemed appropriate.

        This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

        Based on the foregoing, we are of the opinion that the Shares, when issued against payment therefor as described in the Trust's prospectuses relating thereto, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Trust).

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of a Post-Effective Amendment to the Registration Statement of the Trust.

                                                Very truly yours,

                                                /s/ DRINKER BIDDLE & REATH

                                                DRINKER BIDDLE & REATH LLP